                                                                   Exhibit 10.23

        AMENDED AND RESTATED EMPLOYMENT AGREEMENT, effective October 25, 2002, to Employment Agreement effective as of March 1, 2000 (the "2000 Agreement"), by and between MOORE MEDICAL CORP., a Delaware corporation (the "Employer"), and LINDA M. AUTORE (the "Employee").

        The Employer and Employee hereby amend and restate the 2000 Agreement to read as follows:

    1. Term; Duties. The term on this Agreement shall be for the period from October 25, 2002 through December 31, 2003 (or earlier, pursuant to paragraphs 6, 7, 15 or 16) (the "Term"). The Term shall be automatically extended for successive one-year periods unless the Company gives the Employee notice of termination no later than [two] months prior to the end of the Term. During the Term, the Employer will employ the Employee, and the Employee will serve the Employer, as its President, Chief Executive Officer and as a member of the Board of Directors, subject at all times to the direction of its Board of Directors and Executive Committee. The Employee agrees that during the Term she will devote her entire working time and give her best efforts and attention to the business of the Employer.

    2. Salary. As compensation for her services during the Term, the Employer will pay the Employee, in installments on the Employer's regular payroll payment dates and subject to statutory withholding amounts, a salary:

            a. for the period from January 1, 2002 through December 31, 2002, at the annual rate of $295,550; and

            b. for 2003 and thereafter, at the annual rate of $295,550 plus an inflationary adjustment for any increase during 2002 and thereafter in the Consumer Price Index (or relevant industry data index, e.g., Connecticut Business Industry Association). The Compensation Committee of the Board of Directors reserves the right to increase salaries above such indices.

    3. Bonus Compensation. As additional compensation for her services during the Term, the Employer will pay the Employee such bonus compensation as may become due to senior executive officers of the Employer under the 2002 Executive Officers' Bonus Plan of the Employer. The Employee has received a copy of said Plan. The Employee will, during the Term, be entitled to participate as a senior executive officer of the Employer under such Executive Officers' Bonus Plan as the Employer's Board of Directors may adopt for successive years.

    4. Vacation; Benefits. The Employee will be entitled to 4 weeks vacation during each calendar year in the Term. The Employee has received a list of the Employer's current benefit plans and policies regarding severance, sick leave and the like, available or applicable to the Employer's executives, including the Employee. The Employee acknowledges that said list does not set forth all material terms and conditions of these plans and policies, and that they are subject to modification or elimination by the Employer. If a new benefit plan is made available to officers of the Employer generally, the Employee will be a participant thereunder.

    5. Non-Competition. The Employee covenants and agrees that during the Term, and until 12 months thereafter, she will not, directly or indirectly, engage or own any interest in any business competing with or planning to compete with any business or (if the Employee is aware thereof) planned business of the Employer, whether as principal, agent, partner, director, officer, stockholder, investor, lender, consultant, employee, or in any other capacity. The Employee agrees that a remedy at law for any breach or threatened breach of the foregoing covenant will be inadequate, and that Employer will be entitled to temporary and permanent injunctive relief in respect thereof without the necessity of posting a bond or proving actual damage to Employer.

    6. Death. The death of the Employee will terminate the Term.

    7. Incapacity. If during the Term the Employee is unable, on account of illness or other incapacity, to perform her duties for a total of more than 90 days during any twelve month period, the Employer has the right to terminate the Term on ten days' written notice to the Employee, and the Employee will thereafter be entitled to receive only one-half of her salary installments otherwise payable until the earlier of the last day of (i) the month-end after the delivery of said notice, or (ii) the Term (determined without giving effect to such termination).

    8. Employer Information. All information and materials disclosed by the Employer to the Employee or acquired at the Employer's expense by the Employee or acquired or developed by the Employee in connection with her services under this Agreement, all trade secrets of the Employer and all Work-Product (hereinafter defined) (herein collectively "Employer Information") shall be and remain the sole property of the Employer. The Employee shall protect all Employer Information which may be in her possession or custody and shall deliver all such Information (and all copies thereof, in any media) to the Employer at its request. Notwithstanding the foregoing, Employment Information shall not include information that the Employee can demonstrate (i) was known to her prior to the disclosure to her by the Employer, or (ii) was publicly known at the time of the disclosure or which thereafter became publicly known without fault of the Employee.

    9. Work-Product. All right, title and interest in and to any work product which the Employee acquires, compiles, authors, invents, makes or otherwise generates, in whole or in part, including all works authored and all inventions made, for use in connection with or arising out of or in relation to her services under this Agreement, whether or not copyrightable or patentable (herein collectively "Work-Product"), shall belong exclusively to the Employer. During and after the Term of this Agreement, the Employee shall, execute, acknowledge, and deliver all documents, including, without limitation, all instruments of assignment, and perform all acts, which the Employer may reasonably request to secure its rights hereunder.

    10. Confidentiality; Non-use. During and after the Term, the Employee shall not, without first obtaining the written consent of the Employer, divulge or disclose to anyone outside the Employer, whether by private or public communication or publication or otherwise, or use except pursuant to this Agreement, any Employer Information; however, an incidental non-derogatory disclosure by the Employee of Employer Information (other than trade secret or Work Product information) after 18 months following the end of the Term will not breach this provision.

    11. Conflicts of Interest; Conflicting Obligations. The Employee agrees that it is her responsibility to recognize and avoid, and disclose to the Chairman of the Board of Directors of the Employer in writing, any situation which might, either directly or indirectly, adversely affect her judgment in serving the Employer or which might otherwise involve a conflict between her personal interests and the interests of the Employer. The Employee represents and warrants to the Employer that at the date hereof no such situation exists or is contemplated or anticipated. The Employee agrees not to disclose or use in the course of her services for the Employer any trade secret, confidential or proprietary information, or work-product of any party other than the Employer. The Employee represents and warrants to the Employer that her entry into and performance of this Agreement do not and will not conflict with any obligation by which she is or may become bound or any right of a third party to which she is or may become subject. The Employee will not serve as a director of another company unless she seeks and obtains the Employer's approval prior to making a commitment to do so.

    12. Non-Solicitation. The Employee agrees that, until one year after the Term, she will not solicit, induce, attempt to hire, or hire any employee of the Employer, or assist in such hiring by any other party, or encourage any such employee to terminate her or her employment with the Employer.

    13. Standard Intellectual Property Agreement. The employee agrees to execute the Employer's standard employee agreement relating to intellectual property and employment information. To the extent that any of the provisions of this Agreement are in conflict with any of the provisions of such standard agreement, the provisions of this Agreement will control.

    14. Stock Option as an Inducement. As an inducement to the Employee to enter into this Agreement, on February 23, 2000 the Compensation Committee of the Employer's Board of Directors authorized the grant to the Employee of an incentive stock option pursuant to the Employer's Incentive Stock Option Plan to purchase 27,000 shares of the common stock of the Employer at an exercise price of $10.25 per share, (the average market price on said date); the option becomes exercisable in four cumulative annual installments commencing on February 23, 2001, and it expires on February 22, 2005. It will be subject to acceleration of exercisability of 50% of all otherwise non-exercisable installments in the event the Employee becomes entitled to a severance payment under paragraph 15.

    15. Effect of "Change of Control"; Termination; Severance. The Employer or Employee may terminate the Term on written notice to the other within 30 days after a "Change of Control" (as defined in Section 3(b) of the Employer's Change of Control and Change of Position Payment Plan). The Employee has received a copy of said Plan. The Employee may also terminate the Term on written notice to the Employer within 30 days after "Change of Position" (as defined in Section 3(c)(ii) of the Plan) occurring within twelve months after a Change of Control. A termination will be effective 30 days after the delivery of the notice. In the event of a termination by the Employer, the Employee will be entitled to a severance payment, under Section 4 of the Plan and subject thereto, in the amount of 100% of the "Base Amount" (as defined in Section 4 of the Plan). In the event of a termination by the Employee after a Change of Position within 12 months of a Change of Control, the Employee will be entitled to a severance payment, under Section 4 of the Plan and subject thereto, in the amount of 100% of said Base Amount.

    16. Termination. The Employer will have the right to terminate the Term for cause. However, in the event the Employee's employment is terminated by the Employer without cause, the Employee will be entitled to receive her salary payments for 12 months following the last month of employment, less the compensation earned and consideration received by the Employee from any subsequent employment or for otherwise providing services. However, the Employee will not have an affirmative duty to seek employment not consistent with her experience (including prior levels of responsibility) and expertise. "Cause" shall include material breach of this Agreement not cured within 10 days, breach of fiduciary duty, gross insubordination, willful neglect of duties, habitual unreliability, personal conduct in material violation of the Employer's policies, and other matters of comparable severity.

    17. Governing Law; Etc. This Agreement is governed by the laws of Connecticut. It represents the entire agreement of the parties and it cannot be changed except by a writing signed by the Employer and the Employee. All notices by the Employee to the Employer under this Agreement shall be delivered to the Chairman of the Board of Directors of the Employer.

        IN WITNESS WHEREOF, the parties have signed and delivered this Employment Agreement, effective as of the Effective Date.

                                      MOORE MEDICAL CORP.


/s/ Linda M. Autore                   By:  /s/ Robert H. Steele
--------------------------------      ------------------------------------------
Linda M. Autore                            Robert H. Steele
President & CEO                            Chairman of the Board

State of Connecticut
County of Middlesex

         I certify that I know or have sufficient evidence that Linda M. Autore is the person who appeared before me, and that said person acknowledged that she signed this instrument and acknowledged it to be her free and voluntary act.

                                      /s/ Bozena Samsel

                                      ------------------------------------------
Dated: October 28, 2002               Notary Public for the State of Connecticut
                                      My commission expires May 31, 2003